                                                                      EXHIBIT 12


                              HARTMARX CORPORATION
                       STATEMENT OF COMPUTATION OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (UNAUDITED)


                                                     YEARS ENDED NOVEMBER 30,
                                      --------------------------------------------------
                                          1999/(1)/    1998     1997     1996     1995
                                          ----------  -------  -------  -------  -------
Earnings from continuing
operations before provision for
income taxes per Consolidated
Statement of Earnings                     $    2,545  $23,585  $16,545  $ 7,700  $ 1,630

Add:

     Interest Expense /(a)/                   17,669   18,633   17,480   16,681   20,001

     Portion of rents representative
     of the interest factor/ (a) (b)/          3,565    3,622    3,736    3,424    6,114
                                       --------------------------------------------------
Income as adjusted                        $   23,779  $45,840  $37,761  $27,805  $27,745
                                        ================================================
Fixed charges:

     Interest expense /(a)/               $   17,669  $18,633  $17,480  $16,681  $20,001

     Portion of rents representative
     of the interest factor /(a) (b)/          3,565    3,622    3,736    3,424    6,114

                                        ------------------------------------------------
Fixed charges                             $   21,234  $22,255  $21,216  $20,105  $26,115
                                        ================================================
Ratio of earnings to fixed charges              1.12     2.06     1.78     1.38     1.06
                                        ================================================

(1) 1999 earnings from continuing operations before provision for income taxes includes a non-cash writedown of systems development costs of $11,195. Excluding this charge, income as adjusted would have been $34,974 and the ratio of earnings to fixed charges would have been 1.65.

(a)  Includes amounts related to discontinued operation for 1995.

(b) Represents one-third of rent expense which management believes represents a reasonable approximation of the interest component of rent expense.